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                                                                   EXHIBIT 10(n)

                                   AGREEMENT

This agreement (the "Agreement") is entered into between Digital Equipment Corporation, on its own behalf and on behalf of its officers, agents, directors, employees, subsidiaries, affiliates, assigns and successors (collectively, "Digital") and Enrico Pesatori (on your own behalf and on behalf of your heirs, executors, administrators, and assigns) regarding the termination of your employment with Digital.

In consideration of the mutual covenants and undertakings set forth herein, you and Digital hereby agree as follows:

1.  Your employment with Digital will end July 5, 1996 (the "Effective Date").

2. You will continue to provide services satisfactory to Digital in your current capacity until your Effective Date.

3. You will notify Digital within one week of accepting new employment of the name and address thereof, provided that the beginning date of such employment is within 24 months from the Effective Date.

4. You will not disclose or use any of Digital's confidential information or confidential information entrusted to Digital by others to any non-Digital person, corporation, or other entity. Digital's confidential information includes matters not generally known outside of Digital, such as experimentation, research and developments relating to existing and future products and services marketed or used by Digital, and also any information relating to the general business operations of Digital (i.e., sales, costs, profits, organizations, customer lists, pricing methods, etc.).

5. For a period of two years following the Effective Date, you will not directly or indirectly solicit for employment (either with yourself or with the entity with which you are associated at the time or any of such entity's affiliates) or hire (whether as an employee, consultant, or otherwise) any executive or other employee of Digital; provided, however, that in no event shall the provisions of this paragraph 5 be deemed to impose any obligation on yourself with respect to any solicitation or hiring where you neither have any control over, nor participate in, such action. Without limiting the generality of the foregoing, if you request or consent (whether in writing or otherwise) that a third party (such as an employee of a recruiting firm) take any action which, if taken by yourself, would be a violation of the foregoing provisions of this paragraph 5, you shall be deemed to "participate in" such action.

6. Except for payment of the Promissory Note described in paragraph 8, below, you will settle all expense accounts and advances made by Digital to you and complete all other procedures required of terminating employees, and by the Effective Date you will have returned to Digital all property provided by Digital to you including all credit, identification, and entry cards, equipment (except as provided for on Exhibit I), automobiles, and all documents, records, papers, notebooks, and other materials and copies thereof (regardless of the medium on which the copy is made) related to or including any information which is confidential to Digital.

7. Digital, without admitting and while expressly denying the commission of any wrongful act, including but not limited to any violations of any federal, state or local fair employment practice law, or other employment practice law, or other employer duty or other employment-related obligation (all of which are hereinafter referred to as "employment relations laws") or other equity, will provide the following:

a. Payment of U.S.$54,166.66 on the first day of each calendar month beginning with the first calendar month following the Effective Date and ending with the earlier of (i) July 1, 1998 or (ii) the earlier of (x) the date you accept employment with any entity which competes with Digital or (y) the date you publicly criticize Digital. In no case will actual payment be made prior to the expiration of the seven-day revocation period described in Paragraph 9, except with respect to the payments which were due as of August 1, and September 1, 1996.

Actual payment of amounts described in Paragraphs 7(a) and 7(e) shall be made as soon as reasonably practicable after each such payment date. Each payment made shall be less any amount required of Digital by law to be withheld or elected to be withheld by you on a voluntary basis. Any tax withholding required of Digital resulting from the lapsing of restrictions with respect to shares of restricted stock shall be deducted

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from the otherwise net amount of one or more of such payments described in this
Paragraph 7(a) until this obligation has been fully satisfied.

For purposes of Paragraphs 3, 7(a), and 7(e) of the Agreement, being "employed" or "employment" means having a common law employment relationship with another entity or engaging in any other comparable position such as independent contractor for, owner of, consultant to, or partner with or of another entity.

For purposes of Paragraphs 7(a) and (e), "compete" means rendering services directly or indirectly to, becoming associated with or employed in any capacity by, or having any ownership interest (other than not more than 1% of outstanding stock of a public company) in any individual, firm, corporation, or other entity engaged in or actively planning to engage in any activities competitive with those activities of Digital with respect to which you have managed or with respect to which you have possessed or had access to Digital's confidential information, know-how, or trade secrets (including but not limited to information, know-how, or trade secrets relating to the research, development, design, manufacture, marketing, sale, or distribution of any Digital product or service with respect to which you possessed or had access to Digital's confidential information, know-how, or trade secrets).

Notwithstanding anything to the contrary, neither your acceptance of employment with any entity which does not compete with Digital nor your failure to attempt to find other employment will entitle Digital to discontinue payment under Paragraph 7(a) or provide continuation of benefits as described in Paragraphs 7(c) and 7(d).

b. As soon as practicable after the Effective Date, payment in a single sum equal to the value of your then accrued and unused vacation time.

c. Continuation of elected and paid for health, dental, life insurance, and disability benefits at the then current cost of such benefits to active employees at your level until your Effective Date. Digital agrees to continue for you and your dependents (including your mother and children who reside in Italy) health, dental, and basic and personal accident (if applicable) life insurance benefits through July 5, 1998, or the last date for which payment pursuant to paragraph 7(a) is made, whichever first occurs, provided that you continue to make timely payment therefor, subject to whatever applicable changes are implemented by Digital for employees at your level to such plans. Thereafter, you may be entitled to continued health and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA), such coverage to be for a period not to exceed the statutory limit. Group universal life insurance coverage in effect at the Effective Date may be continued under the terms of that policy.

d. Continuation of your participation in the Digital Equipment Corporation Cash Account Pension Plan (the "Pension Plan") and the Digital Equipment Corporation Savings and Investment Plan (collectively, the "Plans") under the terms and conditions of the Plans until your Effective Date. Thereafter, your rights in the Plans shall be determined under the terms of the Plans.

e. In exchange for your promise to use the amount described below for the sole and exclusive purpose of your participating in the Italian social security scheme on a private basis, which promise is hereby given, payment of U.S.$2,916.66 on the first day of each calendar month beginning with the first calendar month following the Effective Date and ending with the earlier of (i) the date as of which payment under Paragraph 7(a) ceases; or (ii) the date as of which you cease to use such funds for the sole and exclusive purpose of your participating on a private basis under the Italian social security scheme. In no case will actual payment be made prior to the expiration of the seven-day revocation period described in Paragraph 9.

8. You hereby acknowledge that there is an outstanding principal balance of $60,000 under the Promissory Note dated April 2, 1993, as of the Effective Date and that pursuant to such Note Digital has the right to demand payment of that amount plus any accrued interest upon 30 days' prior notice after the one-year anniversary of the Effective Date has occurred. You hereby agree that after the first anniversary of the Effective Date, Digital may in its sole discretion reduce any payment which may be due you under Paragraph 7(a) by an amount which is reasonably estimated to be that amount which would be due and payable under such Note upon such demand and upon your failure to pay the amount due following such 30-day notice.

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9.  In exchange for the consideration set forth above and for other good and valuable consideration receipt of which is hereby acknowledged:

a. You hereby accept the foregoing, in full and complete waiver, release, and satisfaction of any and all claims of any kind or description that you have or may have had or may have through the date you execute the Agreement against Digital or its officers, directors or employees including but not limited to claims arising from any employment relations laws, contract or tort law, public policy, law or equity or claims for expenses or other monetary or equitable relief including any right to or claim arising out of a right, to re-employment. You also hereby release Digital from liability for such claims and waive any other rights relating to your employment, or your termination from employment, with Digital. This release shall include a release from claims under the Age Discrimination in Employment Act of 1967 (ADEA). Digital hereby advises you to consult counsel before signing the Agreement and that you have, and are entitled to, at least 21 days following the receipt of the Agreement to execute it, although you are not required to use all of this period if in your sole and unlimited discretion and judgment you choose not to do so. You are also entitled to rescind the Agreement at any time within the seven-day period after you execute it by written notice to Digital. This waiver of your rights under ADEA shall not apply to any claims arising after your execution of the Agreement;

b. You agree to refrain from filing any complaint, civil action, litigation or proceedings of any nature or description against Digital, in an judicial or quasi-judicial forum, based upon claims released in Paragraph 9(a) except for enforcement of the terms of this Agreement and the Restricted Stock Option Agreements and Restricted Stock Award Agreements referred to in Paragraph 15, below;

c. You represent that you have not filed any complaints, administrative charges and/or lawsuits or proceedings against Digital based upon claims released in Paragraph 9(a), with any local, state or federal court or agency and further that you have not assigned or transferred to any person any portion of any claim which is released or waived by this Agreement; and

d. You agree to not file, participate in as a plaintiff and/or class member, or commence yourself, or encourage, induce, solicit or support the filing of, or institution of any claim, suit, litigation, grievance, arbitration, cause of action, or any other proceeding against Digital by any other person or persons based on claims released in Paragraph 9(a) or similar claims of third parties, whether or not such claims arise from any employment relations laws, including but not limited to claims based on discrimination on the basis of age, sex, handicap, disability, contract or tort law, public policy, law or equity or claims for expenses or other monetary or equitable relief.

Notwithstanding the foregoing, you shall not be prohibited from giving testimony in lawsuits or administrative proceedings initiated by third parties if such testimony is compelled by legal and/or administrative subpoena. You shall not volunteer to provide such testimony and/or encourage, induce or solicit others to call you as a witness.

10. Digital hereby acknowledges that the foregoing is in full and complete waiver, release and satisfaction of any and all claims of any kind or description that Digital has or may have had or may have against you through the date you execute the Agreement, including but not limited to claims arising from any employment relations laws, contract or tort law, public policy, law or equity or claims for other monetary or equitable relief, and Digital hereby expressly releases you from liability from such claims. However, this release shall have no force or effect as to claims, if any, by Digital that you violated any of the provisions of the Agreement or the Restricted Stock Option Agreements or Restricted Stock Award Agreements referred to in Paragraph 15, below.

11. It is further agreed by you and Digital that the consideration paid by Digital hereunder is in return for specific performance by you, and that Digital will seek and is entitled to specific performance by you in the event of a violation of the Agreement by you in addition to any other remedies available to Digital.

12. Neither you nor Digital shall release, reveal, publish, cause to be published, publicize, discuss, or otherwise disclose the terms of the Agreement except as provided for herein and to your family, accountants, and attorneys and in Paragraph 13 of the Agreement and except as you or Digital may be obligated to disclose on account of statutory, regulatory, or other legal requirements or in connection with your compliance with the obligations described in paragraph
4. Both Digital and you agree not to publicly criticize or discuss, except as mutually agreed, nor make any derogatory comments regarding, the facts and circumstances leading to your

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departure from Digital, but you may state that your departure was voluntary.
Digital confirms that for purposes of (i) your Restricted Stock Option Agreements, other than the Agreement dated March 12, 1993, your termination constitutes "retirement with the consent of the Company" and (ii) your Restricted Stock Option Agreement dated March 12, 1993, your termination was "other than for 'Cause'."

13. The terms of the Agreement including all facts, circumstances, statements or documents relating thereto, shall not be admissible for any purpose in any litigation in any forum other than to secure enforcement of the terms and conditions of the Agreement.

14. The Agreement has been reached by mutual accord of the parties hereto, and the parties by their signatures indicate their full agreement and understanding of its terms.

15. The Agreement includes all of the agreements of the parties relative to your termination, and supersedes any prior agreements or representations between the parties as to the subjects covered, including, but not limited to, the agreements dated December 21, 1992, and February 2, 1993, respectively, between you and Digital. You specifically agree that nothing in the Agreement modifies your obligations and responsibilities or any terms and conditions under any prior Employee Invention and Confidential Agreement, the Promissory Note dated April 2, 1993 referred to in Paragraph 8, or any Restricted Stock Option Agreement or Restricted Stock Award Agreement, and any amendment thereto, previously executed by you, including without limitation, any non-competition, protection of confidential information of Digital or others, and employee obligations clauses. This Agreement has no precedential effect, value, or impact whatsoever as to any person not a party to it.

16. Should any provision or part of any provision of this Agreement be found to be legally unenforceable and/or against public policy, such unenforceability shall not prevent enforcement of the remaining provisions or parts of this Agreement.

17. The Agreement shall be interpreted under the laws of the Commonwealth of Massachusetts. Any action to bring and try any dispute concerning the enforcement or interpretation of this Agreement shall be done in an appropriate court located in the Commonwealth of Massachusetts, and the parties hereby consent to the jurisdiction of any such court for that purpose.

DIGITAL EQUIPMENT CORPORATION


By:  /s/  Savino R. Ferrales
     ---------------------------------
     Savino R. Ferrales
     Vice President, Worldwide Human Resources

Date: August 28, 1996

     /s/  Enrico Pesatori
     ---------------------------------
     Enrico Pesatori

Date: August 28, 1996

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                                   EXHIBIT I

In United States:

     - Digital Celebris GL with 17" monitor
     - Xerox Telecopier 7024
     - Xerox Workcenter
     - Motorola Micro-Tec Lite (cellular phone)

In Italy:

     - Digital Celebris GL with 17" monitor